Exhibit 10.16

VERSUM MATERIALS, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made, effective as of [DATE] (the “Grant Date”) between Versum Materials, Inc., a Delaware corporation (the “Company”), and [FIRST NAME] [LAST NAME], an employee of the Company or an Affiliate (the “Employee”). For purposes of this Agreement, capitalized terms not otherwise defined herein or in Appendix A attached to this Agreement shall have the meanings set forth in the Versum Materials Inc. Long-Term Incentive Plan (the “Plan”).
WHEREAS, the Company desires to grant the Employee performance stock unit awards as provided for hereunder (the “PSUs”), payable in Shares of common stock of the Company, par value $1.00 per share (the “Common Stock”), pursuant to the Plan, the terms of which are hereby incorporated by reference;
WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the shares of Common Stock that may be issued hereunder to the Employee as an incentive for increased efforts during his or her term of office with the Company or an Affiliate, and has advised the Company thereof and instructed the undersigned officers to grant said PSUs; and
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1.Grant of the Performance Stock Units. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Employee a target award of [NUMBER] PSUs with respect to the performance period beginning on October 1, [YEAR] and ending on September 30, [YEAR] (the “Performance Period”). A PSU represents the right to receive up to two Shares of Common Stock, based on the achievement of the performance conditions set forth in Exhibit A.

2.    Vesting.
(a)    PSUs.
(i)    The number of PSUs earned and vested under this Agreement shall be determined based on the extent to which the Company has attained the pre-established performance goals set forth on Exhibit A during the Performance Period. The determination as to whether the Company has attained the performance goals set forth in Exhibit A during the Performance Period shall be made by the Committee (the “Committee Determination”). The Committee Determination shall be made no later than 90 days following the end of the Performance Period. The PSUs shall not be deemed vested pursuant to any other provision of this Agreement earlier than the date that the Committee makes such determination.
(ii)    If, prior to the date of the Committee Determination (and absent the occurrence of a Change in Control), the Employee’s employment with the Company and its Subsidiaries is terminated by the Company for Cause or by the Employee for any reason, other than due to the Employee’s death, Disability or Retirement, then any outstanding unvested PSUs shall be forfeited by the Employee without consideration as of such termination date and this Agreement shall terminate without payment in respect thereof.
(iii)    If, prior to the date of the Committee Determination (and absent the occurrence of a Change in Control), the Employee’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries other than for Cause or by the Employee due to the Employee’s death, Disability or Retirement, then the award will remain outstanding through the date of the Committee Determination and remain subject to the performance vesting criteria of Exhibit A. The Employee will be entitled to a pro rata portion of the number of PSUs the Employee would have received in accordance with Exhibit A, if any, had the Employee remained employed through the date of the Committee Determination. The pro-rata portion shall be determined by multiplying the number of PSUs that would have vested in accordance with Exhibit A by a fraction, the numerator of which is the number of full months of the Employee’s employment from the beginning of the Performance Period through the date of employment termination, and the denominator of which is thirty-six (36) (such shares, the “Prorated PSU Shares”). Notwithstanding the foregoing, in the event of a termination by the Company other than for Cause or by the Employee due to Retirement, the distribution of Prorated PSU Shares shall be conditioned upon the Employee’s compliance with any non-compete, non-solicitation, non-disclosure and non-disparagement restrictions in any agreement or policy with the Company or its Affiliates and violation of any such restrictions shall result in immediate forfeiture of the entire amount of outstanding PSUs.

(b)    Settlement of PSUs. Promptly after the date of the Committee Determination (but in no event later than 60 days following such date) the Company shall distribute to the Employee a number of Shares of Common Stock as determined by the Company in its sole discretion, equal to the number of PSUs that become vested in accordance with Section 2(a) hereof. Any number of PSUs that do not become vested in accordance with Section 2(a) hereof (to the extent not already previously forfeited) shall be forfeited by the Employee without consideration and this Agreement shall terminate without payment in respect thereof.
(c)    Change in Control. Notwithstanding anything set forth in Section 2(a) above, in the event of a Change in Control, the following rules shall apply with respect to the PSUs granted hereunder in lieu of the provisions of Section 2(a) above:
(i)    Unless otherwise determined by the Committee, if a Change in Control occurs prior to the end of the Performance Period and the Employee remains employed with the Company or its Subsidiaries through the completion of such Change in Control, then the Performance Period will be deemed to end on the date of the Change in Control and the PSUs shall be converted into a right to receive a cash payment equal to the sum of (x) the product of (1) the number of PSUs that would vest in accordance with Exhibit A (based on actual stock price performance through the end of the shortened Performance Period and provided that the Committee Determination shall be made in the discretion of the Committee effective as of such time) and (2) the CIC Per Share Price (such product, the “CIC Cash Value”) and (y) an amount equal to the interest on the CIC Cash Value at a rate equal to LIBOR plus 2.0% per annum, computed on the basis of a year of 364 days, calculated daily for each day following the closing date of the Change in Control transaction through the date immediately preceding the date on which such cash payment becomes vested (the sum of clauses (x) and (y), the “CIC Settlement Amount”). Subject to the provisions of Section 2(c)(ii) below, the Employee shall be entitled to receive the CIC Settlement Amount within ten (10) business days following the date on which the original Performance Period would have ended, so long as the Employee remains employed with the Company, any subsidiary or successor or acquirer thereof (or any of its affiliates) in the Change in Control through the payment date.
(ii)    Notwithstanding anything in this Agreement to the contrary, if the Employee’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries other than for Cause or by the Employee for Good Reason on the date of the Change in Control or during the twenty-four (24) month period following the Change in Control (and prior to the payment of the CIC Settlement Amount) (each, a “Qualifying Termination”), the Employee shall immediately vest in the unvested CIC Settlement Amount, and the portion of the CIC Settlement Amount not previously paid pursuant to Section 2(c)(i) shall be paid to the Employee within ten (10) business days following such termination date. In the event that, pursuant to Section 2(c)(i) above, the Committee determines that, upon a Change in Control, the PSUs shall remain outstanding as the right to receive Shares or be converted into a right to receive shares of the successor corporation or an affiliate, then, upon a Qualifying Termination, the Employee’s PSUs or replacement units outstanding on such date will be cancelled in exchange for a cash payment equal to the product of (x) the total number of shares of common stock underlying such outstanding PSUs or replacement units not previously settled in shares and (y) the per share fair market value of such common stock on the date of the Qualifying Termination.
3.    Dividend Equivalents. With respect to each cash dividend or distribution (if any) paid with respect to Common Stock to holders of record on and after the Grant Date, an additional number of PSUs shall be accrued on the books and records of the Company, in an amount equal to the quotient of (a) the product of (i) the amount of such dividend or distribution paid with respect to one share of Common Stock, multiplied by (ii) the number of PSUs granted hereunder then held by the Employee (and not previously settled in Shares pursuant to Section 2(b), divided by (b) the Fair Market Value on the applicable dividend record date. At such time(s) thereafter as the Employee receives a distribution of Shares of Common Stock in respect of his or her vested PSUs granted hereunder pursuant to the applicable provision of Section 2 above, the Company shall also distribute to the Employee a number of Shares of Common Stock equal to the additional number of units accrued under this Section 3 that relate to the vested PSUs in respect of which such distribution of Shares is otherwise being made. In the event of any stock dividend, the provisions of Section 10 of the Plan shall apply to the PSUs.
4.    Limitation on Obligations. The Company’s obligation with respect to the PSUs granted hereunder is limited solely to the delivery to the Employee of Shares of Common Stock on the date when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation, except as otherwise expressly provided for herein. The PSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.
5.    Rights as a Stockholder. The Employee shall not have any rights of a common stockholder of the Company unless and until the Employee receives the Shares of Common Stock pursuant to Section 2 above.  As soon as practicable following the date that the Employee becomes entitled to receive the Shares of Common Stock pursuant to Section 2, certificates for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) shall be issued to the Employee or to the Employee’s legal guardian or representative.

6.    Transferability. The PSUs may not at any time be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of and shall not be subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any such awards to be so subjected shall not be recognized.  The Shares of Common Stock acquired by the Employee pursuant to Section 2 of this Agreement may not at any time be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with applicable securities laws.
7.    Purchaser’s Employment by the Company. Nothing contained in this Agreement obligates the Company or any Subsidiary to employ the Employee in any capacity whatsoever or prohibits or restricts the Company (or any Subsidiary) from terminating the employment, if any, of the Employee at any time or for any reason whatsoever, with or without Cause, and the Employee hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Employee concerning the Employee’s employment or continued employment by the Company or any Affiliate thereof.  No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company unless provided otherwise in such other plan.
8.    Change in Capitalization. Except as provided in Section 2(c) above, in the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, Change in Control, or similar event, the provisions of Section 10 of the Plan shall govern the treatment of the PSUs.
9.    Withholding. Except as provided in the next sentence or as otherwise approved by the Committee, the Company shall withhold or reacquire a number of Shares of Common Stock having a Fair Market Value equal to the taxes it is required to withhold under applicable tax laws with respect to the vesting or delivery of Common Stock, as applicable, to the Employee pursuant to Section 2 above (with such withholding obligation determined based on any applicable minimum statutory withholding rates and without regard to Section 83(c)(3) of the Code). If the Company cannot (under applicable legal, regulatory, listing or other requirements) satisfy such tax withholding obligation in such method, then the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Employee to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Employee; and/or (iii) subject to the further approval by the Committee, by allowing the Employee to surrender shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Employee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a Fair Market Value on the date of surrender equal to the amount required to be withheld. For these purposes, the Fair

Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined. The Employee is hereby advised to seek his own tax counsel regarding the taxation of the grant of PSUs made hereunder.
10.    Securities Laws. Upon the delivery of any Common Stock to the Employee, the Company may require the Employee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The delivery of the Common Stock hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.
11.    Clawback; Forfeiture on Violation of Code of Ethics.
(a)    The Committee in its sole discretion may impose on the PSUs provided for in this Agreement, either through an amendment to the Plan or through a policy that upon adoption by the Committee will be incorporated into this Agreement by reference effective as of the date of such adoption, that the Employee’s rights, payments, and benefits with respect to this Agreement shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions provided in this Agreement, as required by applicable law. Such events may include, but shall not be limited to, a restatement of the Company’s financial statements to reflect adverse results from those in previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct, or the Employee’s failure to satisfy the Code of Ethics Requirement.
(b)    In the event that the Employee fails to satisfy the Code of Ethics Requirement, all PSUs granted hereunder (to the extent not already previously forfeited) may be immediately forfeited by the Employee without consideration based upon a determination by the Committee, and this Agreement shall terminate without payment in respect thereof.
12.    Section 409A of the Code. It is the Company's intent that payments and benefits under this Agreement comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that it is reasonably determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Code (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”), benefits that the Employee is entitled to receive under the terms of this Agreement may not be made at the time contemplated by the terms hereof without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, (i) the Employee shall not be considered to have terminated employment for purposes hereof until the Employee would be considered to have incurred a “separation from service” within the meaning of Section 409A and (ii) the Company shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in the Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if the Employee is a “specified employee” (within the meaning of the Deferred Compensation Tax Rules), shall, in the event the benefit to be provided is due to the Employee’s “separation from service” (within the meaning of the Deferred Compensation Tax Rules) with the Company and its Subsidiaries, be the first day following the six-month period beginning on the date of such separation from service. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of the Deferred Compensation Tax Rules, and any payments described in this Agreement that are due within the “short term deferral period” as defined in the Deferred Compensation Tax Rules shall not be treated as deferred compensation unless applicable law requires otherwise.
13.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Employee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him.  Any notice which is required to be given to the Employee shall, if the Employee is then deceased, be given to the Employee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13.  Any notice shall be deemed properly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid.
14.    Governing Law. The laws of the State of Delaware (or if the Company reincorporates in another state, the laws of that state) shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
15.    Confidential Information; Covenant Not to Compete; Assignment of Inventions. In consideration of the Company entering into this Agreement with the Employee, the Employee hereby agrees to abide by the terms and conditions set forth in the Non-Solicitation, Non-Compete, Confidentiality and Intellectual Property Agreement signed by such employee.
16.    PSUs Subject to Plan. The PSUs shall be subject to all applicable terms and provisions of the Plan, to the extent applicable to the Common Stock.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

17.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date hereof.

WITNESS the due execution hereof as of [DATE].

Versum Materials
By:

Guillermo Novo

_____________________________
[EMPLOYEE]

Appendix A
Definitions

“Cause” shall have the meaning set forth in any individual employment agreement between the Company and the Employee or, if no such agreement exists or such term is not defined, shall mean (i) the Employee’s willful and continued failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness), after written notice from the Company requesting such substantial performance is delivered to Executive, which notice identifies in reasonable detail the manner in which the Company believes the Executive has not substantially performed his duties and provides a thirty (30) days in which to cure such failure; (ii) any act of fraud, embezzlement or theft on the Employee’s part against the Company or its affiliates; (iii) a conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (iv) a breach of a material element of the Company’s Code of Ethics or Non-Solicitation, Non-Compete, Confidentiality and Intellectual Property Agreement; or (v) any material breach of the Employee’s obligations under this Agreement or any individual employment agreement, which, to the extent curable, has not been cured to the reasonable satisfaction of the Board within thirty (30) days after the Employee has been provided written notice of such breach.
“CIC Per Share Price” shall mean the price paid for one Share of Common Stock in the Change in Control transaction (with the value of any security that is paid as consideration in the Change in Control determined by the Committee as of the date of such Change in Control).
“Code of Ethics Requirement” shall mean the Employee complies with the Company’s Code of Ethics, if applicable, or the Company’s Code of Ethics for Executive Officers and Financial Officers, each as in effect from time to time.
“Company” shall have the meaning set forth in the introductory paragraph.
“Confidential Information” shall mean all non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public proprietary and confidential information of the Company, its affiliates, subsidiaries, successors or assigns.

“Disability” shall mean (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the receipt of income replacement benefits for a period of not less than three months under an accident and health plan of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. An Employee shall be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration.
“Good Reason” shall have the meaning set forth in any individual employment agreement between the Company and Employee or, if no such agreement exists or such term is not defined, shall mean without the Employee’s consent, (i) a material reduction in Employee’s duties or responsibilities; (ii) a material reduction in the Employee’s base salary or target bonus opportunity; (iii) a change of the Employee’s principal place of employment of more than 50 miles from the Employee’s principal place of employment immediately prior to such change; provided, however, that such event will not constitute Good Reason unless Employee has provided the Company notice of the existence of a Good Reason condition no more than 60 days after its initial existence and the Company has failed to remedy the condition within 30 days after such notice.
“LIBOR” shall mean the three-month London interbank offered rate as published in the Wall Street Journal on the business day following the closing date of the Change in Control transaction and each anniversary thereafter.
“Retirement” shall mean a separation on service upon retirement at age 62 or over (or such other age as may be approved by the Board of Directors) after having been employed by the Company or a Subsidiary for at least five years, taking into account for this purpose years of service with Air Products and its affiliates.

EXHIBIT A
Award Subject to Relative TSR Performance.
The PSUs shall be eligible to vest in accordance with this Exhibit A. The PSUs will be subject to forfeiture and cancellation by the Company if the Company's performance during the Performance Period does not meet or exceed the threshold goal for the Performance Period or, unless otherwise provided in the Agreement, the Employee's employment terminates prior to the date of the Committee Determination. Performance at or above the threshold level will result in the TSR Award becoming vested in the amount set forth below. The vesting for performance between the Threshold and Maximum levels shall be based on linear interpolation. Notwithstanding the foregoing, in the event that the Company's TSR is negative, the PSUs shall vest at no greater than the Target level of performance.

Performance	Below Threshold	Threshold	Target	Maximum
Relative Three-Year Annualized Total Shareholder Return Compared to Peer Group	Less than 25th percentile ranking	25th percentile ranking	50th percentile ranking	75th percentile ranking
Percentage of TSR Award Vesting	0%	50%	100%	200%
“Total Shareholder Return” or “TSR” means total shareholder return as applied to the applicable company, meaning stock price appreciation from the beginning to the end of the Performance Period, plus dividends and distributions made or declared (assuming, for this purposes, that such dividends or distributions are reinvested in the common stock of the Company) during the Performance Period. For purposes of computing TSR, the stock price at the beginning of the Performance Period will be the average closing price of a share of common stock over the 20 trading days beginning on the first day of the Performance Period, and the stock price at the end of the Performance Period will be the average closing price of a share of common stock over the 20 trading days ending on the last day of the Performance Period, adjusted for changes in capital structure. Dividends shall be reinvested at the closing price on the ex-dividend date. All cash special dividends shall be treated like regular dividends. All spin-offs or share-based dividends shall be assumed to be sold on the issuance date and reinvested in the issuing company on that same date but following the issuance.
"Peer Group" means the following companies: Advanced Energy Industries, Inc.; Minerals Technologies, Inc.; Albemarle Corporation; MKS Instruments, Inc.; Cabot Microelectronics Corporation; NewMarket Corporation; Platform Specialty Products Corporation; Entegris, Inc.; Rogers Corporation; Sensient Technologies Corporation; GCP Applied Technologies, Inc.; Teradyne, Inc.; Hexcel Corporation; W.R. Grace & Co.; and Ingevity Corporation (each, a “Peer

Company”). For purposes of the PSUs, (i) a Peer Company that ceases to be publicly traded due to bankruptcy during the Performance Period shall remain a Peer Company, provided that the Total Shareholder Return for such Peer Company shall be deemed to be -100% for the Performance Period and (ii) any Peer Company that ceases to be publicly traded for any other reason shall cease to be a Peer Company.
"Relative Three-Year Annualized Total Shareholder Return Compared to Peer Group" shall be based on the Company's three-year annualized TSR compared to the TSRs of the companies that constitute the Peer Group on the date of the applicable determination and that, during the Performance Period, traded continuously on a national securities exchange, as such term is defined by the SEC.